                                                                    EXHIBIT 99.1
[ANCOR LOGO]



                                                           FOR IMMEDIATE RELEASE



PRESS CONTACTS:

Mary Miller                         or                   Aaron Pearson
Ancor Communications                                     Shandwick International
612/932-4071                                             612/841-6217
marym@ancor.com                                          apearson@shandwick.com





               ANCOR ANNOUNCES AGREEMENT WITH INTEL ON INFINIBAND*
                             ARCHITECTURE SWITCHES
                      INTEL INVESTS $14.8 MILLION IN ANCOR



Eden Prairie, MN, December 7, 1999 -- Ancor Communications Inc. (NASDAQ: ANCR), a leading provider of Fibre Channel architecture fabrics, today announced an agreement with Intel Corporation to develop and market switches based on the new InfiniBand* architecture.

     In a related transaction, Intel made a $14.8 million investment in the company to purchase 280,000 newly issued, unregistered shares of Ancor common stock.

     The InfiniBand architecture is a widely supported interconnect specification that will bring new levels of reliability and performance to Intel-based server solutions beginning in 2001. Ancor will work with Intel and other members of the InfiniBand* Trade Association to define optimal ways of building InfiniBand architecture interconnects and complete relevant standards. Ancor will also work to bring some of the first InfiniBand architecture-based switches to market in 2001.

     "We are pleased to see the industry momentum building in support of the InfiniBand architecture," said Tom Macdonald, general manager of the Fabric Components Division at Intel's Enterprise Server Group. "As key elements of a switched fabric, InfiniBand architecture switches will support the development of more reliable,

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Ancor Announces Agreement With Intel, page 2 of 3
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scalable and high-performing Intel-based data centers. We are excited to be working with Ancor, a leading developer of Fibre Channel switches, to deliver product solutions based on the InfiniBand architecture beginning in 2001."

     "Embracing InfiniBand architecture is consistent with Ancor's strategy to provide the highest performing, most scalable switched interconnects in the industry," said Cal Nelson, Ancor's president. "With Intel's investment, we will accelerate our InfiniBand architecture switch development efforts in parallel with our future-generation Fibre Channel switch developments. We look forward to working with Intel as we apply our core strengths in switching technology to the new architecture. Our current Fibre Channel OEMs are pleased with our involvement in the development of this complementary new technology."

     "Microprocessor speeds are continuing to increase toward gigahertz levels," said Robert Gray, an analyst at Framingham, Mass.-based IDC. "The bandwidth and connectivity limits of PCI may soon leave server suppliers between a rock and a hard place in supplying systems with balanced computing and I/O performance. Especially vulnerable are the needs of server clusters. The InfiniBand architecture is going to be an important key in clustering applications. With the strength of the InfiniBand Trade Association behind it, the InfiniBand architecture will gain wide acceptance over time, and Ancor is well positioned to provide the switch technology."

     The InfiniBand Trade Association is dedicated to developing and promoting the InfiniBand architecture and delivering switched fabric technology. In addition to Intel, the steering committee is comprised of Compaq Computer, Dell Computer, Hewlett-Packard, IBM, Microsoft and Sun Microsystems. Additional sponsor companies include Adaptec, Cisco Systems, Fujitsu-Siemens, Hitachi, Lucent Technologies, NEC, Nortel Networks and 3Com.

About Ancor Communications

Ancor Communications Inc. (NASDAQ: ANCR) provides the SANbox series of high-

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Ancor Announces Agreement with Intel, page 3 of 3
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performing Fibre Channel switches, the broadest switch product line in the industry. Designed for scalability, the switches are available from an entry-level 8-port hub emulator to a 128-port Director class switch. Ancor's leading chip technology supports features such as FLS (Full Loop Support) to connect legacy private loop devices, hard zoning for superior data security, and Multistage configurations that enable SANs to grow while maintaining high performance and storage network reliability. The company was the first to deliver a Fibre Channel switch, and the first to top the one-gigabit performance level. Ancor, an ISO 9001 quality certified company, is a member of the Fibre Channel Industry Association, the Storage Networking Industry Alliance, the ANSI Standards Committee, and the University of New Hampshire Fibre Channel Consortium to promote the advancement of Fibre Channel standards and interoperability. Information on Ancor is available on the Web at http://www.ancor.com.

                                       ###


     *Editor's note: All brands are the property of their respective owners.
         InfiniBand is a service mark and a trademark of the InfiniBand
                               Trade Association.

           ANCOR(TM) and the Ancor logo are the marks and property of
                           Ancor Communications, Inc.


  For more information about Fibre Channel technology and Ancor Fibre Channel solutions, call (800) 342-7379 or access World Wide Web site
                             http://www.ancor.com.


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   Forward-looking statements as defined by the Private Securities Litigation
 Reform Act of 1995 are qualified by the risk factors outlined in the documents Ancor Communications, Inc. files with the Securities and Exchange Commission. Statements contained in this press release regarding Ancor's developments and marketing of products based on InfiniBand are forward-looking statements. Ancor cannot guarantee the InfiniBand architecture will achieve success in the market.
 Ancor also cannot guarantee that its development efforts will be successful or whether its products will ultimately meet the demands of the InfiniBand architecture market.
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